EXHIBIT 77 to Neuberger Berman New York
Intermediate Municipal Fund Inc. NSAR
10/31/09

File Number: 81121169
CIK Number: 0001178841

Item 77C

Report of Votes of Stockholders
An annual meeting of stockholders of Neuberger
Berman New York Intermediate Municipal
Fund Inc. was held on May 13, 2009. Upon completion of the acquisition of Neuberger Berman
Management LLC (Old Management) and Neuberger
Berman, LLC (NB, LLC) by NBSH
Acquisition, LLC, an entity organized by key members of Neuberger Bermans senior management (the Acquisition), the Funds management and subadvisory agreements with Old
Management and NB, LLC, respectively, automatically terminated. To provide for continuity of management, interim management and subadvisory agreements became effective upon completion of the Acquisition on May 4, 2009.
Stockholders voted to approve a new
management agreement between the Fund and a newlyformed successor entity to Old
Management (New Management) and a new subadvisory agreement with respect to the Fund between New Management and Neuberger Berman LLC
(formerly known as Neuberger Berman,
LLC) (Neuberger).
Stockholders also voted to elect six Class I
Directors to serve until the annual meeting of stockholders in 2012, or until their successors are elected and qualified. Class II Directors (which include John Cannon, C. Anne Harvey, George W.
Morriss, Tom D. Seip and Jack L. Rivkin) and Class III Directors (which include Joseph V.
Amato, Martha C. Goss, Robert A. Kavesh,
Howard A. Mileaf, Edward A. OBrien and Candace
L. Straight) continue to hold office until the annual meeting in 2010 and 2011, respectively.
PROPOSAL 1 TO APPROVE A NEW MANAGEMENT AGREEMENT BETWEEN
EACH FUND AND NEW MANAGEMENT
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
2,320,928	420,791		104,420		704,791

PROPOSAL 2 TO APPROVE A NEW SUBADVISORY AGREEMENT WITH
RESPECT TO EACH FUND BETWEEN NEW MANAGEMENT AND NEUBERGER
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
2,320,484	426,821		98,837	704,791

PROPOSAL 3 TO APPROVE THE ELECTION OF SIX CLASS I DIRECTORS TO
SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2012:
Common and Preferred Shares

		Votes For	Votes Withheld	Abstentions	Broker NonVotes
Faith Colish	3,094,018	456,915

Robert Conti	3,104,212	446,721

Michael M.
Knetter		3,084,791	466,142

Cornelius T.
Ryan		3,077,566	473,367

Peter P. Trapp	3,094,686	456,247





	 2

DC1393416 v1